Exhibit (d)(3)

November 5, 2012

ExactTarget, Inc.

20 North Meridian Street

Indianapolis, IN 46204

Re:      Confidentiality Agreement

Ladies and Gentlemen:

In connection with the possible transaction (“Proposed Transaction”) between salesforce.com, inc. (“salesforce”) and ExactTarget, Inc. (“Company”), and in order to allow salesforce and Company to evaluate the Proposed Transaction, each of salesforce and Company have and will deliver to the other party hereto, upon the execution and delivery of this letter agreement by such other party, certain information about its businesses, operations, finances, assets and employees (such party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”). This letter sets forth the terms upon which the parties agree to keep such information confidential and certain related matters.

1.        All information (i) about the Disclosing Party or (ii) about any third party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives which is described as “Confidential” or “Proprietary” or would reasonably be expected to be confidential or proprietary, regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.”

“Proprietary Information” shall mean any information, technical data, or know-how, including, but not limited to, that which relates to research, product or service plans, business practices, agreement terms, products, services, employees, suppliers, customers, technology or other strategic partners, stockholders, markets, software, know-how, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing, finances, notes, analyses or studies, and all tangible and intangible embodiments thereof of any kind whatsoever, whether conveyed in writing or orally by the Disclosing Party or its Representatives including but not limited to all information disclosed that as a result of discussions between the parties and should reasonably be understood by the Receiving Party or its Representatives, because of markings, legends, the circumstances of disclosure or the nature of the information itself, is confidential or proprietary. Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii)

becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise known to the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party or any or its Representatives, or is otherwise not known to the Receiving Party to be under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, “Representative” shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants) and “person” shall be broadly interpreted to include, without limitation, any individual corporation, company, partnership, or other entity.

2.        The terms of this letter agreement and the Proposed Transaction, and the existence, nature and status of the discussions between the parties regarding the Proposed Transaction shall be treated as Proprietary Information hereunder.

3.        Subject to the last paragraph of section 1, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are participating in its evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and shall cause those persons to observe the terms of this letter agreement; (ii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction; and (iii) except as required by law, shall not disclose to any person (other than those of its Representatives who are participating in its evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and, in the case of its Representatives, whom it will cause to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The Receiving Party shall be responsible for any breach of the terms of this letter agreement by it or its Representatives. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Proprietary Information of the other party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information. Notwithstanding the foregoing, either party shall be free to use for any purpose the residuals resulting from access to the Proprietary Information of the other party hereunder, provided, however, that nothing in this sentence shall relieve such party of its obligation not to disclose or reveal the Proprietary Information to any person other than its Representatives as provided in clause (i) above. The term “residuals” means information in non-tangible form that may be retained in human memory by persons who have had access to such Proprietary Information. The terms of this Section 3 shall remain in force for two (2) years from the date hereof; provided, however, that the obligations relating to Proprietary Information set forth in Section 2 hereof shall be perpetual.

4.        In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder. The Disclosing Party agrees to provide to the Receiving Party Proprietary Information in compliance with all applicable law.

5.        To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

6.        Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

7.        Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party).

8.        Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

9.        Without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this letter agreement has been breached by a party or by its Representatives, the breaching party or the party whose Representatives have breached this Agreement, as the case may be, will reimburse the other party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this letter agreement and such litigation.

10.        This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of California law. Each party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the federal or state courts located within the State of California.

11.        It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12.        This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

salesforce.com, inc.

By:	/s/ Villi Iltchev

Name:	Villi Iltchev

Title:	VP – Corporate Development

ACCEPTED AND AGREED as of the date first written above:

By:	/s/ Mike Fitzgerald

Name:	Mike Fitzgerald

Title:	EVP Corporate Development